Exhibit 107

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

BETTER CHOICE COMPANY INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Maximum Aggregate Offering Price		Amount of Registration Fee (6)
Fees to Be Paid	Equity	Common Stock, $0.001 par value (1)	457(o)	1,886,000	$7,000,000	(1)	$1,033.20
	Equity	Pre-Funded Warrants (2) (3)	457(g)
	Equity	Underwriter’s Pre-Funded Warrants (2)	457(g)
	Equity	Shares of Common Stock, par value $0.001 per share, issuable upon exercise of Pre-Funded Warrants (4)	457(o)
	Equity	Shares of Common Stock, par value $0.001 per share, issuable upon exercise of Underwriter’s Pre-Funded Warrants (5)	457(o)

	Total Offering Amounts				$7,000,000		$1,033.20
	Total Fees Previously Paid						$0
	Total Fee Offsets						$0
	Net Fee Due						$1,033.20

(1)	Calculated pursuant to Rule 457(o), based on the Proposed Maximum Aggregate Offering Price. Estimated solely for purposes of calculating the registration fee according to Rule 457(c) under the Securities Act based on the average of the high and low prices of the registrant’s Common Stock quoted on the NYSE American marketplace on June 27, 2024. Pursuant to Rule 416 of the Securities Act, the shares of common stock registered hereby also includes an indeterminable number of additional shares of common stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions

(2)	The proposed maximum aggregate offering price of the common stock proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the aggregate offering price of the pre-funded warrants offered and sold in the offering (plus the aggregate exercise price of the common stock issuable upon exercise of the pre-funded warrants), and as such the proposed aggregate maximum offering price of the common stock and pre-funded warrants (including the common stock issuable upon exercise of the pre-funded warrants), if any, is $7,000,000.

(3)	The Registrant may issue pre-funded warrants to purchase shares of common stock in the offering. The purchase price of each pre-funded warrant will equal the price per share at which shares of common stock are being sold to the public in this offering, minus $0.01, and the exercise price of each pre-funded warrant will equal $0.01 per share.

(4)	No additional registration fee is payable pursuant to Rule 457(i) under the Securities Act.

(5)	No separate registration fee required pursuant to Rule 457(g) under the Securities Act

(6)	Calculated by multiplying the proposed maximum aggregate offering price of securities to be registered by the Fee Rate.